HIGHLAND
LABORATORIES

110 South Garfield
P.O. Box 199
Mt. Angel, OR 97362
(800) 547-0273
(503) 845-9223
Fax (503) 845-6364

www.highlandvitamins.com
www.highlandcustom.com

Private Label Agreement

Store Name: Smart-Life M.D

Per your understanding with Highland Laboratories, we have outlined below our criterion for opening a private label account:

Label Design: Submit a clean/ clear copy of your logo or current label along with your ideas about color choices. Three labels will be designed, and three revisions will be made at no cost. If more than three designs are required, a fee of $75.00 per hour will be charged. The label must be approved and a sign off is required. We are pleased to be the first manufacturer to offer white **earth friendly** corn based bottles. We feature recycled paper labels and soy ink.

Product Selection: Your account executive will discuss your current private label needs and the demographics of your community and offer assistance in selecting a product mix that will fit your store. All products in the catalog are available for private label; however certain restrictions apply on some select items.

Private Label Monthly Minimums: Monthly minimums of $2000.00, per month ($24,000.00 per annum) are required to maintain your private Label account status. Label blanks will be created and Highland Laboratories will perform all regulatory work, including adverse reaction reporting to the FDA, on your behalf, free of charge.

Opening Order: A $2000.00 opening order is required. You will receive a 20% discount on your opening order. Once your label and opening order are finalized, a 50% payment is required, to begin production. Your first order will ship within four weeks, once label sign off and payment are received. Subsequent orders will ship within three business days.

Store Owner [signature] Date 7/14/11

Account Executive Brian Tuchman Date 7/14/11